Exhibit 10.1

August 8, 2006

Dear Rob:
This letter sets forth the terms of the separation agreement (the "Agreement") that Chordiant Software, Inc. (the "Company") is offering to you to aid in your employment transition.

    1. Separation Date. As of August 8, 2006, you hereby resign from any officer or director positions that you hold with the Company and/or any of its subsidiaries (including your positions as President, Worldwide Field Operations), and the Company hereby accepts such resignations. Between today and December 31, 2006 or such earlier date as you become employed by another employer or otherwise elect to leave the Company (the "Separation Date"), you will remain an employee of the Company. During the period from and after the date of this Agreement to the Separation Date (hereinafter the "Transition Period"), and during the period from the Separation Date through the period you are receiving payments under Section 3(a) below, you agree to cooperate with Company in the transition of your responsibilities to such individuals as Company shall designate. Through the Transition Period unless Company otherwise determines in its sole discretion, you shall continue to provide services as an active employee of Company and shall work on a full-time schedule and perform any and all work assigned by management to the best of your abilities. Notwithstanding the foregoing, after September 30, 2006, the Company agrees that you may seek other employment opportunities and the Company shall accommodate your efforts to do so consistent with its business needs. You agree that during the Transition Period you shall take no action contrary to the best interests of Company, shall fully comply with Company policies and the reasonable directives of management in connection with the transition services and use of company facilities and shall do nothing to disrupt the work environment or to undermine the Company's management and the Company may terminate your employment prior to the Separation Date if you fail to observe these obligations and such failure continues for five (5) days after written notice thereof. You will have access to the Company's email and voicemail systems through the Separation Date.

    2. Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

    3. Severance Benefits. The Company will provide you with the following severance benefits subject to the terms and conditions set forth below:
        a. Post Termination Payments. Upon execution and delivery of this Agreement by you, and expiration of the applicable revocation period without revocation, you shall commence receiving separation pay after the Separation Date. Such payments shall be paid in the same amounts ($14,583.33 bi-monthly payments based on an annual salary of $350,000) and on the same schedule as you previously received your regular pay. If you commence employment with another employer before December 31, 2006 then such payments will continue for sixty (60) days from the Separation Date unless you violate the terms of this Agreement, at which time the obligation to make such payments shall immediately cease. If you terminate your employment with Chordiant on December 31, 2006 then such payments shall continue through the earlier of June 30, 2007 or such date as you commence employment with another employer, unless you violate the terms of this Agreement, at which time the obligation to make such payments shall immediately cease.
        b. Bonuses. Your quarterly bonus target is $125,000 per quarter for the June, September and December quarters of calendar 2006. If you earn your bonus(es) for the June and September quarter of the 2006 fiscal year under the terms of the Chordiant Fiscal Year 2006 Executive Incentive Bonus Plan (the "Executive Plan") and under the terms of the Executive Plan and under the Chordiant Fiscal Year 2006 Special Profitability Bonus (the "Profitability Bonus") for President, Worldwide Field Operations, then the Company will pay you such bonus(es), subject to the terms and conditions set forth in the Executive Plan and the Profitability Bonus.. Your bonus for the December quarter of 2006 will be determined under the same terms and condition as were applicable to you under the Executive Plan for fiscal 2006 provided that the revenue, bookings and expense management goals for the December quarter will be as have been described to you and provided further that there will be a 200% cap on the amount that can be paid to you for the December quarter. If you terminate your employment with Chordiant prior to December 31, 2006, then the bonus payable to you for the December quarter will be pro rated based on the number of days in such quarter during which you were employed by the Company. All such bonuses shall be paid at the same time as other bonuses for such quarter are paid to the Company's executives but in any event not later than sixty (60) days after the end of the quarter for which it is attributable. For purposes of clarity, a "Booking" under the Executive Plan shall be net of any amounts paid or payable to a sales agent or systems integrator as a finders fee or any similar payment.
        c. Additional Conditions. As further conditions to your receiving the severance benefits set forth in this section 3, (i) you are required to remain an employee of the Company until September 30, 2006, (ii) you will, within five (5) days written notice thereof, cure any failure to assist in the transition of the Chordiant Field Organization to new management as determined by Chordiant's CEO including the transition of the following customer accounts to the new account management: Citi, Capital One, Wachovia, CIBC, USAA, TWC and TCS, (iii) you are required to refrain from actively soliciting potential employers for your future employment until October 1, 2006, (iv) you are required to continue to comply through the Separation Date with the Company's Code of Conduct and Ethics, a copy of which is attached as Exhibit A hereto, (v) you are required to execute on or before October 15, 2006 the representation letter in the form that has been provided to you relating to the three and twelve month period ending September 30, 2006 quarter subject to any additional clarifying comments as are required to make such letter accurate but without reducing your obligation to conduct a diligent review of the matters addressed in such letter and to fully disclose your knowledge of such matters, (vi) the representations made in each representation letter you submitted during and for fiscal 2006, were true when made and (vii) you agree that you will not take any action nor make any statement that could be detrimental to the Company's current or pending contractual relationships with its customers.
        d. Tax Issues. You acknowledge your responsibility for any and all taxes due with respect to the sums paid under this Agreement, and represent that you have had an opportunity to receive independent advice concerning your tax obligations, and state that you have not relied upon representations or advice, if any, of Company or its counsel concerning the taxable or nontaxable nature of the sums payable hereunder.

    4. Health Insurance. You will continue to receive health insurance benefits under the Company's group plans, as currently enrolled, through the Separation Date. After this date, and to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws. As an additional severance benefit, if you sign the Separation Date Release and allow that release to become effective, then the Company will, for six (6) months after the Separation Date, reimburse you for premium payments sufficient to continue your group health insurance coverage at the level in effect as of the Separation Date (including dependent coverage, if any); provided, however, that your right to such payments shall cease on the date that you become eligible for group health insurance benefits through a new employer. You agree to promptly notify the Company's Chief Executive Officer in writing if you become eligible for group health insurance coverage through a new employer during the reimbursement period.

    5. Equity. Pursuant to the terms of the governing documents, your Company stock options and shares of restricted stock will cease vesting as of the Separation Date. Your rights to exercise any vested option shares shall be governed by the terms and conditions of the applicable option agreements and plan documents.

    6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, outplacement, legal fee reimbursement, severance, or benefits relating to or arising from your employment with the Company, after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you are not owed any bonus, incentive compensation, or commissions, except as may be expressly provided herein.

    7. Expense Reimbursement. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

    8. Return of Company Property. You agree to fulfill your obligation to return to the Company on or before the Separation Date all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, business cards and stationery, financial and operational information, technical and training information, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, product and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will immediately make a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to immediately provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. Your timely return of all such Company documents and other property is a precondition to your receipt of the severance benefits provided under this Agreement.

    9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement"), a copy of which is attached hereto as Exhibit B including the obligation not to solicit existing employees of the Company to leave their employment with the Company contained in Section 4 of the Proprietary Information Agreement.

    10. Non-Compete. Following the termination of your employment with the Company, you agree that until June 30, 2007, you will not, directly or indirectly, be engaged in or financially interested in, as a principal, partner, director, officer, agent, consultant, or otherwise provide sales or marketing services to any of the following companies, anywhere in the world: (Pega, Unica, Fidelity, SAP, Amdocs, SEEC, Inc.) nor shall you solicit or attempt to solicit any customer of the Company in connection with any such business. You warrant and represent to Company that your experience and capabilities are such that the provisions of this paragraph will not prevent you from earning a livelihood. Nothing in this Section shall prohibit you from owning as a passive investor up to one percent (1%) of the outstanding stock in any of the aforementioned companies.

    11. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

    12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

    13. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

    14. General Release. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, Robert U. Mullen do hereby release and absolutely and forever discharge the Company, its past and present officers, managers, members, shareholders, administrators, agents, attorneys, employees, contractors, and assigns (collectively referred to as the "Releasees"), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims in law or in equity, whether now known or unknown, which I ever had, no have, or which I, my heirs, executors, administrators, or assigns may have, against the Releasees arising directly or indirectly out of my employment with, the termination of my employment with, or the circumstances pursuant to which I ceased being employed by, the Company, including, but expressly not limited to, any claims which I may have to recover damages of any kind or to reinstatement as a result of any actions, claims, complaints, or charges that have been or could be brought by me or on my behalf under Title VII of the Civil Rights Act, 42 U.S.C. Section 2000(e) et deq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621, as amended, the Equal Pay Act of 1963, 29 U.S.C. Section 206(d), the Fair Employment Practices Act, Massachusetts General Laws, Chapter 151B, the Massachusetts Civil Rights Act, Massachusetts General laws, Chapter 12, the Massachusetts Equal rights Act, Massachusetts General Laws, Chapter 93 Section 102, the Massachusetts Comparable Pay Act, Massachusetts General Laws, Chapter 149 Section 105A-C, or any contract action which may arise under any written agreement, employee handbook or manual, or any claim of any sort under any other federal, state, or common law, other than a claim for enforcement of this Agreement. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. In addition, you covenant not to sue, initiate, or continue any legal or administrative proceeding with regard to any or all claims you have released herein.
In connection with the foregoing general release, I specifically acknowledge the following:

a. The foregoing release is an integral part of this Agreement between me and the Company, and this Agreement, including the release, is written in a manner which I fully understand.

b. In return for my execution of this Agreement, the Company is giving me money and other things of value to which I would not otherwise be entitled.

c. The Company has advised and encouraged me to consult with an attorney prior to executing this Agreement, and I have consulted with an attorney of my own choosing.

d. I have been given up to twenty-one (21) days to consider the provisions of this Agreement.

e. By signing this Agreement, I understand and acknowledge that I am waiving any rights or claims for age discrimination arising under the Age Discrimination in Employment Act, as amended, or other similar laws, which claims may arise or result from my employment with, or termination by, Company.

f. Company has advised me that I have the right to revoke this Agreement up until seven (7) days after the execution of this Agreement and that the Agreement will not become effective until after the expiration of this revocation period, provided no revocation has occurred.

    15. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement (in a written revocation sent to the Company's CEO); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company.

    16. Arbitration. Any dispute as to the meaning, effect or enforceability of this Agreement, or any term of this Agreement, as well as any claims relating to your employment by the Company, the termination of your employment, and your dealings with Company during the Severance Period, and whether or not arising under state or federal law, including the laws pertaining to employment discrimination (all of the latter claims being claims that you knowingly intend to waive and release as part of this Agreement), shall be resolved by final and binding arbitration before a single arbitrator appointed by the American Arbitration Association and sitting in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association. This provision shall not preclude either Party from seeking pre-judgment relief through the Courts to protect their respective rights and remedies during the pendency of any arbitration.

    17. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be deemed to have been entered into, and construed and enforced in accordance with, the laws of the State of Massachusetts without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

CHORDIANT SOFTWARE, INC.

By: /s/ Steven R. Springsteel
Steven R. Springsteel
President and Chief Executive Officer

Exhibit A - Code of Conduct and Ethics
Exhibit B - Proprietary Information Agreement

UNDERSTOOD AND AGREED:

/s/ Robert Mullen
Robert U. Mullen

Date: August 8, 2006

Exhibit A

Code of Conduct and Ethics
CODE OF BUSINESS CONDUCT AND ETHICS

Introduction
    Chordiant is committed to maintaining a high standard of business conduct and ethics. This Code of Business Conduct and Ethics reflects the business practices and principles of behavior that support this commitment. We expect every employee and officer to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers, and, as applicable, directors.

    The Code cannot possibly describe every practice or principle related to ethical conduct. The Code addresses certain behaviors that are particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. The following policies of Chordiant supplement or amplify the Code in certain areas and should be read in conjunction with the Code: Insider Trading Policy, E-mail/electronic access Policy and Team Member handbook. It is the responsibility of each employee to apply common sense, together with high personal ethical standards, in making business decisions where there is no stated guideline in the Code.

    If you would like to ask questions about the Code, voice concerns or clarify uncertain areas, please contact your supervisor or the Compliance Officer, as further described in Section 12 below. The Code does not alter the at-will employment policy of Chordiant which is applicable to all U.S. employees. In addition, you should be alert to possible violations of the Code by others and report suspected violations, without fear of any form of retaliation, as further described in Section 12. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which may range from a warning to termination of employment and, in appropriate cases, to civil legal action or referral for criminal prosecution.

1. Legal Compliance

    Obeying the law, both in letter and in spirit, is the foundation of this Code. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.
Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Chordiant, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, (as further detailed in Chordiant's policy regarding E-mail and electronic resources) and to discovery by third parties in the event of a government investigation or civil litigation.

2. Insider Trading

    Employees who have access to confidential (or "inside") information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about Chordiant or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. We have adopted a separate Insider Trading Policy to which you are bound as a condition of your employment here. You should consult the Insider Trading Policy for more specific information on the definition of "material inside information" and on buying and selling our securities or securities of companies with which we do business.

3. International Business Laws

    Our employees are expected to comply with the applicable laws in all countries to which they travel and where we do business, including laws prohibiting bribery, corruption or the conduct of business with individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. All employees must also comply strictly with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S. These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

  The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

  U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including, for example, Angola (partial), Burma (partial), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria) or specific companies or individuals;

  Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

  Antiboycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action.

4. Conflicts of Interest

    A "conflict of interest" may occur when an individual's personal interest interferes with the performance of his or her duties and the best interests of Chordiant. A conflicting personal interest could result from an expectation of personal gain for prior obligations, now or in the future. In performance of an employee's duties, each employee must act in the best interests of Chordiant. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer of Chordiant, you should discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters without first seeking the approval of the Compliance Officer. Officers and directors may seek authorization from the Audit Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

  any potential adverse or beneficial impact on our business;

  any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

  whether it would enhance or support a competitor's position;

  the extent to which it would result in financial or other benefit to the employee;

  the extent to which it would appear improper to an outside observer.

    Loans to, or guarantees of obligations of, employees or their family members by Chordiant could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law. Chordiant requires that our Board of Directors approve any loans guaranteed to employees.

5. Maintenance of Corporate Books and Records; Financial Integrity and Reporting

    The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. It is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

  no entry has been or will be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

  all transactions are and will be supported by appropriate documentation; predating an agreement, or requesting any person, including a customer, to predate the date of execution of an agreement is prohibited;

  terms of sales transactions be reflected accurately in the documentation for such transactions;

  employees comply with our system of internal controls at all times;

  no cash or other assets have been or will be maintained for any purpose in any unrecorded or "off-the-books" fund; and

  no employee, other than a member of the finance department, may (i) request of a member of the finance department that revenue be recognized by the company, (ii) suggest to a member of the finance department when or whether revenue will be recognized by the company, or (iii) otherwise exert pressure on a member of the finance department to book or recognize revenue to achieve revenue targets; provided that, the supplying of information at the request of the finance department, the audit committee or the independent auditors shall not be deemed a violation of this Code of Business Conduct and Ethics; and provided further that an employee requesting an understanding from a member of the finance department of the revenue recognition implications of potential or actual transactions with a customer shall not be deemed a violation of this Code of Conduct.

    Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. We rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. It is imperative that these reports provide full, fair, accurate, timely and understandable disclosure and that they fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent. In addition:

  no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

  all employees must cooperate fully with our Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

  no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

    Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in Section 12.

6. Gifts and Entertainment

    Business entertainment and gifts are meant to create goodwill and sound working relationships and never to gain unfair advantage with customers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, entertainment and gifts cannot be offered, provided or accepted by any employee or family member of an employee unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe or kickback or (d) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered "a way of doing business." Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution.

7. Antitrust

Antitrust laws are designed to protect the competitive process and generally prohibit:

  agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

  agreements, formal or informal, that establish or fix the price at which a customer may resell a product.

    Certain kinds of information, such as pricing, production and inventory, should never be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be quite difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

8. Protection and Proper Use of Company Assets

    All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used for legitimate business purposes, although incidental personal use may be permitted as further detailed in Chordiant's E-mail/electronic access Policy. This policy includes the prohibition of piracy of third party intellectual rights, such as but not limited to the illegal downloading to Chordiant computers of software, music, video/film or other copyrighted works by third parties.

9. Confidentiality

    One of our most important assets is our confidential information. Employees who have received or have access to confidential information must take every precaution to keep this information confidential. Confidential information includes business, marketing and service plans, financial information, product architecture, source and object codes, engineering ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, vendors and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

    Except when disclosure is authorized or legally mandated, you must not share our or our suppliers' or customers' confidential information with third parties or others within Chordiant who have no legitimate business purpose for receiving that information. Doing so may constitute a violation of the proprietary information and inventions agreement that you signed upon joining us. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any "chat room," or " message bonds" regardless of whether you use your own name or a pseudonym.

10. Media/Public Discussions

    It is our policy to disclose to the public all material information concerning Chordiant through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from financial analysts should be referred to the Chairman, CEO, President, CFO or the Director of the investor relations department. We have designated our Chairman, CEO, President, CFO and Director of the investor relations department as our official spokespersons for financial matters.

11. Waivers

    Any waiver of this Code for executive officers (including, where required by applicable laws, our principal financial officer and controller or principal accounting officer (or persons performing similar functions) or directors may be authorized only by our Board of Directors or a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.

12. Compliance Standards and Procedures

    We have established the position of Compliance Officer to oversee our legal compliance and ethics program. The Compliance Officer is a person to whom you can address any questions or concerns. The Compliance Officer is identified on Exhibit A. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

a.     distributing copies of the Code annually via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;
b.     updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, Chordiant operations and in recognized best practices, and to reflect Chordiant experience;
c.     otherwise promoting an atmosphere of responsible and ethical conduct.

    If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer. If you are uneasy about a situation or action that seems to fall within technical compliance of the Code, take steps to clarify your concerns; even the appearance of impropriety can be very damaging and is to be avoided. If you are aware of suspected or actual violations of Code standards by others, you have a responsibility to report it.

    Your most immediate resource is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. Whether you choose to speak with your manager or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Executive Officer or the General Counsel. If you are uncomfortable speaking with either the Compliance Officer, the Chief Executive Officer or General Counsel and the matter pertains to suspected or actual violation of Section 5 of this Code, you may contact Bill Raduchel Chairman of Chordiant's Audit Committee (or then current Chairman) by e-mailing him at the e-mail address listed on Chordiant's intranet.

    All violators of the Code may be subject to disciplinary action in our discretion, which may range from a warning to termination of employment to, in appropriate cases, civil action or referral for criminal prosecution. There is no set pattern that the corrective action may follow. Certain conduct may result in immediate dismissal, without a "second chance."

Exhibit B

Proprietary Information Agreement

CHORDIANT SOFTWARE, INC.
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by CHORDIANT SOFTWARE, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

Nondisclosure

    1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

    1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

    1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

    1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

    2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

    2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

    2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

    2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

    2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

    2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

    2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

    2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

    In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

    3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

    4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment with the Company I will not induce any employee of the Company to leave the employ of the Company. I agree further that for the period of my employment with the Company and for one (1) year after the date of termination of my employment with the Company, I will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

    5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

    6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

    7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

    8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

    9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

    10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

    10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

    10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

    10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

    10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

    10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

    10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: 1st, July, 1999.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 15-6-1999

/s/ Robert Mullen
(Signature)

R. Mullen
(Printed Name)

ACCEPTED AND AGREED TO:

CHORDIANT SOFTWARE, INC.

By:

Title:

(Address)

Dated: _______

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

    To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

    This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(PRINTED NAME OF EMPLOYEE)

Date:

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT B

TO:         CHORDIANT SOFTWARE, INC.
FROM:
DATE:

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by CHORDIANT SOFTWARE, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

[ ] No inventions or improvements.
[ ] See below:

[ ] Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

[ ] Additional sheets attached.